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                                                               State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                        Filed 09:00am 12/26/2002
                                                               020800644-3238384

                                                                     Exhibit 3.3

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                            ADVANCED BIOTHERAPY, INC.

FIRST: That at the October 8, 2002, meeting of the Board of Directors of Advanced Biotherapy, Inc., a Delaware corporation (the "Corporation"), resolutions were adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation ("Amendment"), declaring said Amendment to be advisable and called a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed Amendment is as follows:

                  RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

         "FOURTH:

         1. The total number of shares of stock which the Corporation shall have the authority to issue is Two Hundred Twenty Million (220,000,000), consisting of Two Hundred Million (200,000,000) shares of Common Stock, $.001 par value per share, and Twenty Million (20,000,000) shares of Preferred Stock, $.001 par value per share.

         2. Shares of Preferred Stock may be issued from time to time in one (1) or more series. The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution of the Board of Directors for the issuance of the shares of Preferred Stock in series to establish from time to time the number of shares to be included in each such series, and to fix by resolution of the Board of Directors the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion,

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                  including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of payment of shares of that series; and (h) any other relative or participating rights, preferences and limitations of that series. The Board of Directors is further authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, at the Annual Meeting of the stockholders of the Corporation, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the Amendment.

THIRD: That the Amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said Amendment.



                                  By: /s/ Edmond Buccellato
                                     -------------------------------------------
                                     Edmond Buccellato, President and
                                     Chief Executive Officer

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